UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): July 22, 2009

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

On or about July 18, 2009, the Company entered into subscription agreements whereby the Company agreed to issue 1,400,000 shares of its common stock at a price per share of $0.50, and 700,000 warrants to purchase common stock with an exercise price of $0.75 per share, for an aggregate purchase price of $700,000 (“Subscription Agreement”). The proceeds from this Subscription Agreement and other sources of capital will be used for general working capital.

No underwriters were involved in any of the transactions described above.  All of the securities issued in the foregoing transactions were issued by the Company in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of the Company’s securities to financially sophisticated individuals or entities that were aware of the Company’s activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions.  The Company did not engage in any form of general solicitation or general advertising in connection with any of such transactions.  All of the purchasers also represented that they were “accredited investors” as defined in Regulation D and that they were acquiring such securities for their own account and not for distribution.  All certificates representing the securities issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

(d) Exhibits

10.1	Form of Subscription Agreement

10.2	Form of Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: July 22, 2009	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer